UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 30, 2015

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420 4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 30, 2015, the Board of Directors (the “Board”) of CNS Response, Inc. (the “Company”) appointed Geoffrey E. Harris and Michal Votruba to the Company’s Board.

Mr. Harris is the Managing Partner of C7 Advisors, a New York based money management and healthcare advisory firm. From 2011 to 2014 he served as a managing director and co-head of the healthcare investment banking group at Cantor Fitzgerald, and from 2009-2011, he held a similar position at Gleacher & Company. Mr. Harris is also currently on the board of directors of Cancer Genetics, Inc. (Nasdaq: CGIX), an oncology diagnostics company, American Care Source (Nasdaq: ANCI), a healthcare services company, Amperic, Inc., a privately-held technology company, and PointRight, Inc., a privately-held software company. Mr. Harris graduated from MIT’s Sloan School of Management with an MS in Finance Management. Mr. Harris was also appointed to the Audit Committee of the Board.

Mr. Votruba is the Director for Life Sciences for the RSJ/Gradus Fund, which is the lead investor in the Company’s $3 million private placement convertible debt round of financing. The RSJ/Gradus Fund has invested $0.75 million (the “RSJ/Gradus Fund Transaction”) of the $2.29 million which has been placed thus far. The RSJ/Gradus Fund is based in Prague, Czech Republic, however, Mr. Votruba, who trained as a psychiatrist, is based in New York.

A description of the RSJ/Gradus Fund Transaction was set forth in Item 1.01 of the Company’s Current Reports on Form 8-K, filed June 4, 2015, March 20, 2015 and September 26, 2014, and the respective exhibits referenced therein, each of which are incorporated herein by reference.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
August 5, 2015		Paul Buck
Chief Financial Officer